As filed with the Securities and Exchange Commission on August 3, 2010

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
GRUPO AEROPORTUARIO DEL SURESTE, S.A.B. de C.V.
(Exact name of Registrant as specified in its charter)
SOUTHEAST AIRPORT GROUP
(Translation of Registrant’s name into English)

United Mexican States (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)
Bosque de Alisos No. 47A — 4th Floor
Bosques de las Lomas
05120 México, D.F.
Mexico
Telephone: + 52 55 5284 0408
(Address and telephone number of Registrant’s principal executive offices)
CT Corporation System
111 Eighth Avenue, 13th Floor
New York, NY 10011
Telephone: (212) 894-8940
(Name, address and telephone number of agent for service)
Copies to:
Jorge U. Juantorena, Esq.
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
(212) 225-2000
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum
Title of Each Class of	to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Per Unit	Price	Registration Fee

Series B shares of Grupo Aeroportuario del Sureste, S.A.B. de C.V., without par value, to be offered and sold directly or in the form of American Depositary Shares, or ADSs, each representing ten Series B shares. (3)(4)
Indeterminate (2)

(1)	Includes shares that the underwriters may purchase to cover over-allotments, if any, and shares that are to be offered outside the United States but that may be resold in the United States in transactions requiring registration under the Securities Act of 1933, as amended.

(2)	The registrant is registering an indeterminate amount of securities for offer and sale from time to time at indeterminate offering prices. In reliance on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee relating to the registration of securities hereby.

(3)	A separate registration statement on Form F-6 (Registration No. (File No.) 333-12484) has been filed with respect to the American Depositary Shares, or ADSs, each representing the right to receive ten Series B shares.

(4)	Includes shares to be offered by the registrant or any stockholder.

PROSPECTUS
Grupo Aeroportuario del Sureste, S.A.B. de C.V.
Series B Shares
directly or in the form of
American Depositary Shares

     We or any selling stockholders may from time to time offer our Series B shares, without par value, directly or in the form of American Depositary Shares, or ADSs, each representing ten Series B shares. The ADSs are evidenced by American Depositary Receipts, or ADRs.
     This prospectus describes the general terms that may apply to these securities and the general manner in which they may be offered. When we and/or selling stockholders offer securities, the specific terms of the securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus.
     Our ADSs are currently listed on the New York Stock Exchange under the symbol “ASR.” Our Series B shares are currently listed on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.) under the symbol “ASUR.” On August 2, 2010, the last reported sale price of our ADSs on the New York Stock Exchange was U.S. $53.13 per ADS, and the last reported sale price of our Series B shares on the Mexican Stock Exchange was Ps.67.00 per share.
     Investing in the securities described herein involves risks. See “Risk Factors” in our most recent annual report on Form 20-F incorporated by reference herein.
     Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ADSs or the Series B shares, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     The Series B shares and ADSs described in this prospectus may only be offered, sold or traded in Mexico pursuant to (i) a public offering in accordance with the Ley del Mercado de Valores, as amended (“Mexican Securities Market Law”), and which is duly authorized by the Comision Nacional Bancaria y de Valores (Mexican Banking and Securities Commission, or “CNBV”), or (ii) pursuant to a private placement exemption set forth under Article 8 of the Mexican Securities Market Law. THIS PROSPECTUS IS SOLELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV. We will notify the CNBV of any offering or sale of Series B shares and ADSs that takes place outside of Mexico, including the principal characteristics thereof. Delivery to and the receipt by the CNBV of such notice, does not constitute or imply any certification as to the investment quality of the Series B shares and ADSs, our solvency, liquidity or credit quality or the accuracy or completeness of the information provided in, or approval of, this prospectus or any supplement to this supplement. The acquisition of the Series B shares or ADSs by an investor who is a resident of Mexico will be made under its own responsibility. This prospectus may not be publicly distributed in Mexico.
     This prospectus may not be used to sell these securities unless accompanied by a prospectus supplement.
     We and/or the selling stockholders may not sell these securities or accept any offer to buy these securities until we and/or our selling stockholders deliver this prospectus and an accompanying prospectus supplement in final form. We and/or our selling stockholders are not using this prospectus and any accompanying prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.
The date of this prospectus is August 3, 2010.

     We have not authorized any dealer, salesperson or other person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You should not rely on any unauthorized information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or buy any securities in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

i

ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we or any of our specified stockholders may from time to time offer ADSs and Series B shares.
          As used in this prospectus, “ASUR”, “we,” “our,” “us” and the “company” refer to Grupo Aeroportuario del Sureste, S.A.B. de C.V. and its consolidated subsidiaries, “securities” refers to ADSs and Series B shares registered hereby and “registration statement” refers to the SEC registration statement of which this prospectus is a part, unless the context otherwise requires or unless otherwise specified.
          References in this prospectus to “U.S.$” and “dollars” are to U.S. dollars, and, unless otherwise indicated, references to “Ps.” and “pesos” are to Mexican pesos.
          References in this prospectus to “UDI” are to unidades de inversion, a Mexican peso currency equivalent indexed for Mexican inflation. UDIs are units of account whose value in pesos is indexed to inflation on a daily basis, as measured by the change in the Mexican National Consumer Price Index, or NCPI.
          This prospectus provides only a general description of the securities that we or any selling stockholder may offer. Each time we and/or any selling stockholder offer securities, we will prepare a prospectus supplement containing specific information about the particular offering and the terms of those securities. We may also add to, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
      To the extent the Series B shares and ADSs described in this prospectus, when offered or sold in accordance with the terms set forth in a supplement to this prospectus, are not offered, sold or traded in mexico pursuant to a public offering in accordance with the Mexican Securities Market Law and are not authorized by the CNBV, any such Series B shares and ADSs may not be offered or sold publicly, or otherwise be the subject of brokerage activities in Mexico, except pursuant to a private placement exemption set forth under Article 8 of the Mexican Securities Market Law. THIS PROSPECTUS IS SOLELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV. As required under the Mexican Securities Market Law, we will notify the CNBV of the sale of any securities, including the principal characteristics thereof, of any offering outside of Mexico. Such notice will be delivered to the CNBV to comply with a legal requirement and for information purposes only, and the delivery to and the receipt by the CNBV of such notice, will not constitute or imply any certification as to the investment quality of the notes, our solvency, liquidity or credit quality or the accuracy or completeness of the information provided in this prospectus. In making an investment decision, all investors, including any Mexican investors who may acquire Series B shares or ADSs from time to time, must rely on their own review and examination of ASUR. The acquisition of the Series B shares or ADSs by an investor who is a resident of Mexico will be made under its own responsibility.
ENFORCEABILITY OF CIVIL LIABILITIES
          ASUR is a publicly traded variable capital corporation (sociedad anonima bursatil de capital variable) organized under the laws of the United Mexican States, or Mexico, with our principal place of business (domicilio social) in Mexico City. In addition, all of our directors and officers, as well as certain experts named in this prospectus, reside outside the United States, and all or a substantial portion of their assets and our assets are located outside of the United States (principally Mexico). As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce against them, either inside or outside the United States, judgments obtained against these persons in U.S. courts, or to enforce in U.S. courts judgments obtained against these persons in courts in jurisdictions outside the United States, in each case, in any action predicated upon civil liabilities under the U.S. federal securities laws. We have been advised by Bufete Robles Miaja, S.C., our Mexican counsel, that no bilateral treaty exists between the United States and Mexico for the reciprocal enforcement of judgments issued in the other country. Generally, Mexican courts will enforce final judgments rendered in the United States if certain requirements are met, including the review in Mexico of the U.S. judgment to ascertain compliance with certain basic principles of due process and the non-violation of Mexican law or public policy, provided that U.S. courts would grant reciprocal treatment to Mexican judgments. Additionally, based on the opinion of Bufete Robles Miaja, S.C., there is doubt as to the enforceability against these persons in Mexico, whether in original actions or in actions in Mexican courts for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the U.S. federal and state securities laws.
WHERE YOU CAN FIND MORE INFORMATION
          This prospectus is part of a registration statement, including exhibits, that we have filed with the SEC on Form F-3 under the U.S. Securities Act of 1933, as amended (the “Securities Act”). This prospectus does not contain all of the information set forth in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have filed certain of these documents as exhibits to our registration statement and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
          We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. Some of such information, including our most recent annual report on Form 20-F, is incorporated by reference herein as described under “Incorporation of Certain Documents by Reference.” You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
          The SEC allows us to “incorporate by reference” the information we file with, or furnish to, it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus (including any supplement thereto), and certain later information that we file with, or furnish to, the SEC will automatically update and supersede earlier information filed with, or furnished to, the SEC or included in this prospectus. We incorporate by reference into this prospectus the following documents:
•	our annual report on Form 20-F for the year ended December 31, 2009, filed with the SEC on May 28, 2010 (SEC File No. 1-15132);

•	the description of our ADSs and Series B shares contained in Form 8-A (SEC File No. 1-15132), filed with the SEC on September 22, 2000, and any amendment or report filed for the purpose of updating such descriptions;

•	our report on Form 6-K, furnished to the SEC on August 3, 2010 (SEC File No. 1-15132);

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus (including any supplement hereto); and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.
          You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing us at Bosque de Alisos No. 47A — 4th Floor, Bosques de las Lomas, 05120 México, D.F, México, or by telephoning us at + 52 55 5284 0408.

FORWARD-LOOKING STATEMENTS
          This prospectus, any accompanying prospectus supplement or any document incorporated by reference herein contains or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. We may from time to time make forward-looking statements in our periodic reports to the SEC on Forms 20-F and 6-K, in our annual report to stockholders, in offering circulars and prospectuses, in press releases and other written materials and in oral statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others. Examples of such forward-looking statements include:
•	projections of operating revenues, operating income, net income (loss), net income (loss) per share, capital expenditures, dividends, capital structure or other financial items or ratios;

•	statements of our plans, objectives or goals;

•	statements about our future economic performance or that of Mexico or other countries in which we operate; and

•	statements of assumptions underlying such statements.
          Words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “target,” “estimate,” “project,” “predict,” “forecast,” “guideline,” “should” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
          Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors, some of which are discussed under “Risk Factors” in our most recent annual report on Form 20-F, which is incorporated in this prospectus and any supplement by reference. Inherent risks include material changes in the performance or terms of our concessions, developments in legal proceedings, regulatory, economic and political conditions and government policies in Mexico or elsewhere, inflation rates, exchange rates, regulatory developments, customer demand and competition. We caution you that the foregoing list of factors is not exclusive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements.
          Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments.

OUR COMPANY
     Grupo Aeroportuario del Sureste, S.A.B. de C.V., or ASUR, was incorporated in Mexico in 1998 as part of the Mexican government’s program for the opening of the country’s airports to private-sector investment. We hold concessions to operate, maintain and develop nine airports in the southeast region of Mexico for fifty years from November 1, 1998. We operate the airports located in Cancún, Cozumel, Mérida, Huatulco, Oaxaca, Veracruz, Villahermos, Tapachula and Minatitlán, Mexico. As operators of these airports, we charge airlines, passengers and other airport users fees for the use of the airports’ facilities. We also derive rental and other income from commercial activities conducted at our airports, such as the leasing of space to restaurants, retailers, banks, car rental companies and other commercial service providers.
     Our airports served approximately 15.5 million passengers with revenues of Ps.3,131 million and net income of Ps.797 million in 2009, approximately 17.8 million passengers with revenues of Ps.3,169 million and net income of Ps.1,049 million in 2008 and approximately 16.2 million passengers with revenues of Ps.2,786 million and net income of Ps.522 milllion in 2007.
          Our principal executive offices are located at Bosque de Alisos No. 47A — 4th Floor, Bosques de las Lomas, 05120 México, D.F, México, and our telephone number is + 52 55 5284 0408.

USE OF PROCEEDS
          Except as may be described in the applicable prospectus supplement, we will apply the net proceeds from any sales of the securities offered under this prospectus and any prospectus supplement to general corporate purposes.
          We will not receive any of the proceeds from any sales of the securities by any selling stockholder. Such proceeds will be received by such selling stockholder.

DESCRIPTION OF OUR CAPITAL STOCK
          The following description of our Capital Stock is a summary of the material terms of our bylaws and applicable Mexican law in effect as of the date of this prospectus regarding our Capital Stock and the holders thereof. It does not, however, describe every aspect of our Capital Stock, our bylaws or Mexican law and may not contain all of the information that is important to you. References to provisions of our bylaws are qualified in their entirety by reference to the full bylaws in Spanish, an English translation of which has been filed as an exhibit to our annual report on Form 20-F incorporated by reference to this prospectus. For further information see “Additional Information” in our most recent annual report on Form 20-F.
Capital Stock
          The following table sets forth our authorized capital stock and our issued and outstanding capital stock as of August 2, 2010:

	Authorized	Issued and outstanding

Fixed capital stock:

Series B shares	277,050,000	277,050,000
Series BB shares	22,950,000	22,950,000

Variable capital stock:

Series B shares	—	—
Series BB shares	—	—
          All ordinary shares confer equal rights and obligations to holders within each series. Series B shares currently represent 92.35% of our capital and Series BB shares currently represent 7.65% of our capital. Series B and Series BB shares may be held by any Mexican or foreign natural person, company or entity.
          Series BB shares may be converted to Series B shares in the circumstances described below in “—Registration and Transfer”. Series B shares may not be converted to Series BB shares.
Voting Rights and Stockholders’ Meetings
          Each Series B share and Series BB share entitles the holder to one vote at any general meeting of our stockholders, subject to certain special voting rights of holders of Series BB shares described below. Holders of Series BB shares are entitled to elect two members of our board of directors and holders of Series B shares are entitled to elect the remaining members of the board of directors. Our bylaws provide that our board of directors will have such odd number of members as determined by the stockholders’ meeting, which number shall not be less than seven and shall be subject to the maximum limit set forth by the Mexican Ley del Mercado de Valores (Securities Market Law). Currently, our board of directors consists of seven members.
          Under Mexican law and our bylaws, we may hold three types of stockholders’ meetings: ordinary, extraordinary and special. Ordinary stockholders’ meetings are those called to discuss any issue not reserved for extraordinary stockholders’ meeting. An annual ordinary stockholders’ meeting must be convened and held within the first four months following the end of each fiscal year to discuss, among other things, the report prepared by the board of directors on our financial statements, the appointment of members of the board of directors and the determination of compensation for members of the board of directors. In addition, any transaction representing the equivalent of 20% or more of the consolidated assets of the company requires approval at an ordinary stockholders’ meeting.
     An extraordinary stockholders’ meeting must be called to consider any amendment to ASUR’s bylaws. Resolutions at an extraordinary meeting of stockholders are valid if at least 75% of the shares representing our capital are present and the resolutions are passed by the favorable vote of shares representing at least 50% of our capital; however, a vote of shares representing at least 75% of our capital is required for any amendment to our bylaws which: (i) changes or eliminates the authorities of our committees; or (ii) changes or eliminates the rights of minority stockholders, and a vote of 85% of our capital stock is required under our bylaws to amend the provisions in our bylaws requiring that a stockholder seeking to obtain control carry out a tender offer.
          Special stockholders’ meetings are those called and held by stockholders of the same series or class to consider any matter particularly affecting the relevant series or class of shares.
          To be admitted to any stockholders’ meeting, stockholders must: (i) be registered in our share registry; and (ii) at least one business day prior to the commencement of the meeting submit (a) an admission ticket issued by us for that purpose, and (b) a certificate of deposit of the relevant stock certificates issued by our Secretary or by a securities deposit institution, a Mexican or foreign bank or securities dealer in accordance with the Mexican Securities Market Law. The share registry will be closed three days prior to the date of the meeting. Stockholders may be represented at any stockholders’ meeting by one or more attorneys-in-fact who are not directors of ASUR. Representation at stockholders’ meetings may be substantiated pursuant to general or special powers of attorney, by a proxy executed before two witnesses or otherwise by filling out forms prepared by the company in which the designation of such representation is clearly established.
          Promptly following the publication of any call for a stockholders’ meeting, we will provide copies of the publication to the depositary for distribution to the holders of ADSs. Holders of ADSs are entitled to instruct the depositary as to the exercise of voting rights pertaining to the Series B shares.
Right of Withdrawal
          Any stockholder having voted against a resolution validly adopted at a meeting of our stockholders with respect to (i) a change in our corporate purpose or nationality, (ii) a change of corporate form, (iii) a merger involving us in which we are not the surviving entity or the dilution of its capital stock by more than 10%, or (iv) a spin-off, may request redemption of its shares, provided that the relevant request is filed with us within fifteen days following the holding of the relevant stockholders’ meeting. The redemption of the stockholders’ shares will be effected at the lower of (a) 95% of the average trading price determined on the closing prices of our shares over the last thirty days on which trading in our shares took place prior to the date on which the relevant resolution becomes effective, during a period not longer than six months (provided that in the event the number of days on which shares have been traded in the six month period is less than thirty, all days on which the shares were traded shall be taken into consideration in such determination), or (b) the book value of the shares in accordance with our most recent audited financial statements approved by our stockholders’ meeting. Pursuant to the Mexican Securities Market Law and our bylaws, our stockholders have waived the right to redeem their variable capital contributions as provided in the Mexican Ley General de Sociedades Mercantiles (General Law of Business Corporations).

Special Voting Rights of BB Shares
          Our Series BB shares are held by Inversiones y Tecnicas Aeroportuarias, S.A. de C.V, or ITA, our strategic partner. In addition to the right to elect two members of our board of directors, Series BB shares are entitled to certain special voting rights. For example, pursuant to our bylaws, ITA is entitled to present the board of directors with the name or names of the candidates for appointment as chief executive officer, to remove our chief executive officer and to appoint and remove one half of the executive officers, and to elect two members of our board of directors. Our bylaws also provide ITA veto rights with respect to certain corporate actions (including some requiring approval of our stockholders) so long as its Series BB shares represent at least 7.65% of our capital stock. For additional information, see “Additional Information—Voting Rights and Stockholder’s Meetings” in our most recent annual report on Form 20-F incorporated herein by reference.
Dividends and Distributions
          Each Series B and Series BB share entitles its holder to equal rights with respect to dividends and distributions. At our annual ordinary general stockholders’ meeting, the board of directors submits to the stockholders for their approval our financial statements for the preceding fiscal year. Five percent of our net income (after statutory employee profit sharing and other deductions required by Mexican law) must be allocated to a legal reserve fund until the legal reserve fund reaches an amount equal to at least 20% of our capital stock (without adjustment for inflation). Additional amounts may be allocated to other reserve funds as the stockholders may from time to time determine, including a reserve to repurchase shares. The remaining balance, if any, of net earnings may be distributed as dividends on both Series B shares and Series BB shares.
Registration and Transfer
          Our shares are registered with the Registro Nacional de Valores (Mexican Securities Registry), as required under the Mexican Ley del Mercado de Valores (Securities Market Law) and regulations issued by the Mexican Comisión Nacional Bancaria y de Valores (Banking and Securities Commission, or CNBV). In the event that the registration of our shares with the Mexican Securities Registry is cancelled, we will be required to make a public offer to purchase all outstanding shares prior to such cancellation. Unless the CNBV authorizes otherwise, the public offer price shall be the higher of the weighted average trading price (based on volume) for our shares for the most recent thirty days on which the price of the shares has been quoted during the six months prior to the commencement of the public offer; provided that in the event the number of days on which shares have been quoted during such six-month period is less than thirty, the days on which the shares were quoted shall be taken into consideration; or if no shares traded during such period, the book value (valor contable) of the shares as calculated in accordance with the most recent quarterly report submitted to the CNBV and to the Mexican Stock Exchange. Notwithstanding the foregoing, we may be exempted from making the public offer if (i) at least 95% of stockholders express their consent, (ii) the aggregate amount of the public offer is lower than 300,000 investment units (unidades de inversion or UDIs), and (iii) sufficient resources are transferred to a trust with a minimum term of six months specifically created for purposes of purchasing, at the same price of the offer, the shares of the stockholders that do not tender their shares. Any amendments to the foregoing provisions included in our bylaws require the prior approval of the CNBV and approval by a resolution of an extraordinary stockholders’ meeting adopted by shares representing at least 95% of our outstanding capital stock.
          Any offering that is undertaken in Mexico by us or any selling stockholder must either (i) comply with the public offering requirements set forth in the Mexican Securities Market Law and applicable rules and regulations issued by the CNBV or (ii) be carried out as a private placement pursuant to Article 8 of the Mexican Securities Market Law.
          Transfer and Conversion of Series BB Shares. Series BB shares may only be transferred after conversion into Series B shares, and are subject to the following rules:
•	Except with the prior authorization by the Mexican Ministry of Communications and Transportation, ITA was required to retain its interest in the Series BB shares through December 18, 2008.

•	After December 18, 2008, ITA may sell in any year up to 20% of its interest in the Series BB shares.

•	If ITA owns Series BB shares that represent less than 7.65% of our capital stock after December 18, 2013, those remaining Series BB shares must be converted into freely transferable Series B shares.

•	If ITA owns Series BB shares representing at least 7.65% of our capital stock after December 18, 2013, those Series BB shares may be converted into Series B shares, provided the holders of at least 51% of Series B shares (other than shares held by ITA and any of its “related persons”) approve such conversion and vote against renewal of the technical assistance agreement.
Changes in Capital Stock
          Increases and reductions of our minimum fixed capital must be approved at an extraordinary stockholders’ meeting, subject to the provisions of our bylaws and the Mexican General Law of Business Corporations. Increases or reductions of the variable capital must be approved at an ordinary stockholders’ meeting in compliance with the voting requirements of our bylaws.
          We may issue unsubscribed shares that will be kept in the treasury, to be subsequently subscribed by the investing public, provided that (i) the general extraordinary stockholders’ meeting approves the maximum amount of the capital increase and the conditions on which the corresponding placement of shares shall be made, (ii) the subscription of issued shares is made through a public offer after registration in the Mexican National Securities Registry, complying, in either case, with the provisions of the Mexican Securities Market Law and other applicable law and (iii) the amount of the subscribed and paid-in capital of the company is announced when the company makes the authorized capital increase public. The preferential subscription right provided under Article 132 of the Mexican General Law of Business Corporations is not applicable to capital increases through public offers of unsubscribed shares issued pursuant to Article 53 of the Mexican Securities Market Law or repurchased shares issued pursuant to Article 56 of the Mexican Securities Market Law.

          The stockholders will have a preferential right to subscribe shares in the event of a capital increase, in proportion to the number of shares held by each at the time the increase is approved pursuant to the provisions of Article 132 of the General Law of Business Corporations, as established hereinafter, unless the subscription offer is made under the provisions of Article 53 or Article 56 of the Mexican Securities Market Law, or in the case of an issuance of shares kept in the Treasury for conversion of debentures in terms of Article 210 bis of the Mexican Ley General de Títulos y Operaciones de Crédito (General Law of Negotiable Instruments and Credit Transactions).
          Our capital stock may be reduced by resolution of a stockholders’ meeting taken pursuant to the rules applicable to capital increases. Our capital stock may also be reduced by repurchase of our own stock in accordance with the Mexican Securities Market Law. Shares of our capital stock belonging to us may not be represented or voted in stockholders’ meetings, nor may corporate or economic rights of any kind be exercised, nor will the shares be considered as outstanding for the purpose of determining the quorum and the votes in stockholders’ meetings.
Ownership of Capital Stock by Subsidiaries
          Our subsidiaries may not, directly or indirectly, invest in our shares or shares of any parent company of ASUR, unless such subsidiaries acquired our shares to comply with employee stock option or stock sale plans that are established, granted or designed in favor of the employees or officers of such subsidiaries or through investment companies (sociedades de inversion). The number of shares acquired for such purpose may not exceed 15% of our outstanding capital stock.
Liquidation
          Upon our dissolution, one or more liquidators must be appointed at an extraordinary stockholders’ meeting to wind up our affairs. All fully paid and outstanding shares will be entitled to participate equally in any distribution upon liquidation. Partially paid shares participate in any distribution in the same proportion that such shares have been paid at the time of the distribution.
Stockholders’ Conflict of Interest
          Under Mexican law, any stockholder that has a conflict of interest with respect to any transaction must abstain from voting on such a transaction at the relevant stockholders’ meeting. A stockholder that votes on a transaction in which its interest conflicts with that of ASUR may be liable for damages in the event the relevant transaction would not have been approved without such stockholder’s vote as provided under the Mexican Securities Market Law.

DESCRIPTION OF THE ADSs
American Depositary Shares
          Pursuant to our form F-6 filed with the SEC on September 7, 2000, we registered American Depositary Shares (“ADSs”), which are evidenced by American Depositary Receipts (“ADRs”). The deposit agreement is among us, The Bank of New York Mellon, as ADR depositary, and all holders from time to time of ADRs issued under the deposit agreement. Copies of the deposit agreement are on file at the ADR depositary’s corporate trust office and the office of the Mexican custodian for the depositary, S.D. Indeval, Instituto para el Deposito de Valores, S.A. de C.V. They are open to inspection by owners and holders during business hours. The depositary’s corporate trust office is located at 101 Barclay Street, New York, New York 10286.
          The Bank of New York Mellon, as depositary, registers and delivers ADSs. Each ADS represents ten Series B shares (or a right to receive ten Series B shares). Each ADS will also represent any other securities, cash or other property which may be held by the depositary.
          You may hold ADSs either (i) directly by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name or (ii) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
          The depositary will be the holder of the Series B shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs. As an ADS holder, we will not treat you as one of our stockholders and you will not have stockholder rights. Mexican law governs stockholder rights.
          The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part.
Dividends and Other Distributions
          The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Series B shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Series B shares your ADSs represent.
•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the Series B shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those

ADS holders to the extent permissible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.
Before making a distribution, the depositary will deduct any withholding taxes that must be paid. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will try to sell shares that would require it to deliver fractions of ADSs and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.

•	Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may, after consultation with us, make these rights available to you (including by means of warrants or otherwise, if the depositary determines it is feasible and lawful to do so) or sell the rights and distribute the proceeds in the same way as it does with cash.

The depositary will not offer rights to holders unless both the rights and the securities to which such rights relate are either exempt form registration under the Securities Act or are registered under the provisions of the Securities Act.

•	Other Distributions. The depositary will send to you anything else we distribute on deposited securities, in proportion to the number of ADSs you hold, by any means it deems equitable and practicable; provided, however, if it determines the distribution cannot be made proportionately among the holders, or if the distribution is otherwise not feasible, the depositary may adopt such method as it may deem equitable and practicable, including the sale of such property and the distribution of the net proceeds thereof in the same manner as cash distributions.
          The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders provided that the Depositary has not acted negligently or in bad faith.
Deposit and Withdrawal
          The depositary will deliver ADSs upon the deposit of Series B shares with the custodian, subject to your delivery to the depositary or the custodian of any certificates required under the Deposit Agreement and payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees. The depositary will register the appropriate number of ADSs in the names you request.

          You may surrender your ADSs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, and subject to the requirements of the Deposit Agreement, the depositary will deliver the Series B shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.
Voting Rights
          As a holder of ADSs, you will not be entitled to attend stockholder’s meetings, but you may instruct the depositary to vote the Series B shares underlying your ADSs. If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will describe the matters to be voted on and explain how you may instruct the depositary to vote the Series B shares or other deposited securities underlying your ADSs as you direct by a specified date.
          If the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to vote the number of deposited securities represented by your ADSs on any question in the same proportion that all other shares of capital stock of the company are voted on such question at the relevant stockholders’ meeting.
          We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your Series B shares. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your Series B shares are not voted as you requested.
Fees and Expenses
          ADS holders must pay (1) taxes and other governmental charges the depositary or the custodian have to pay on any ADS or Series B shares underlying an ADS; (2) registration or transfer fees for transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares; (3) certain cable, telex and facsimile transmission expenses; (4) expenses of the depositary in converting foreign currency to U.S. dollars; (5) U.S.$5.00 (or less) per 100 ADSs (or portion of 100 ADSs) for the execution and delivery or surrender of ADRs pursuant to the deposit agreement, including if the deposit agreement terminates; (6) (to the extent permitted by the rules of any stock exchange on which ADSs are listed for trading) a fee of U.S.$.02 or less per ADS for any distribution of proceeds of sales of securities or rights (but not for cash distributions); (7) with respect to distributions of property other than cash, shares or rights to purchase shares, a fee equivalent to the fee that would be payable if such property had been deposited for issuance of ADSs; and (8) any other charges.
Payment of Taxes
          ADS holders will be responsible for any taxes or other governmental charges payable on ADSs or on the deposited securities represented by any ADSs. The depositary may refuse to register any transfer of ADSs or allow withdrawal of the deposited securities represented by ADSs until such taxes or other charges are paid. It may apply payments owed to ADS holders or sell deposited securities represented by an ADS holder’s ADSs to pay any taxes owed and such holder will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.
Reclassifications, Recapitalizations and Mergers
          Upon any change in par value, split-up, consolidation or any other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting our company or to which we are a party, any securities received by the depositary or custodian in exchange for or in conversion of such securities will be treated as additional securities, and the underlying ADSs will represent, in addition to the Series B shares underlying the ADSs, the right to receive such new securities in exchange or conversion, unless, at our request and with our approval, the depositary delivers additional ADRs.
Amendment and Termination
          We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADSs and the deposit agreement as amended.
          The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 90 days. In either case, the depositary must notify you at least 30 days before termination.
          After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: (a) collect distributions on the deposited securities (b) sell rights and other property, and (c) deliver Series B shares, dividends and other distributions, proceeds of any sale and other deposited securities upon surrender of ADSs. Two years or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.
Limitations on Obligations and Liability
          The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. Each of us and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement with good faith using reasonable efforts;

•	are not liable if it is prevented or delayed by law or circumstances beyond its control from performing its obligations under the deposit agreement;

•	are not liable if it exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement unless it receives an indemnity satisfactory to it; and

•	may rely upon any advice or information from any person it believes in good faith to be competent to give such advice or information.
In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.
Requirements for Depositary Actions
          Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares or other property, the depositary may require:
•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Series B shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.
          The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.
Your Right to Receive the Series B Shares Underlying your ADSs
          You have the right to withdraw the Series B shares underlying your ADSs at any time except:
•	when the depositary has closed its transfer books or we have closed our transfer books;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is deemed necessary or advisable by us or the depositary, for any reason, at any time, to prohibit withdrawals in order to comply with any laws, governmental regulations or requirements of any securities exchange that apply to ADSs or to the withdrawal of Series B shares or other deposited securities.
          This right of withdrawal may not be limited by any other provision of the deposit agreement.

TAXATION
          The following summary contains a description of the material anticipated U.S. and Mexican federal income tax consequences of the purchase, ownership and disposition of our Series B shares or ADSs by a beneficial holder that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise will be subject to U.S. federal income tax on a net income basis in respect of our Series B shares or ADSs and that is a “non-Mexican holder” (as defined below) (a “U.S. holder”), but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, hold or sell our Series B shares or ADSs. In particular, the summary deals only with U.S. holders that will hold our Series B shares or ADSs as capital assets and does not address the tax treatment of special classes of U.S. holders such as dealers in securities or currencies, U.S. holders whose functional currency is not the U.S. dollar, tax-exempt organizations, financial institutions, insurance companies, partnerships or other pass-through entities, persons who own or are deemed to own 10% or more of our voting stock, U.S. holders liable for the alternative minimum tax, securities traders who elect to account for their investment in Series B shares or ADSs on a mark-to-market basis and persons holding Series B shares or ADSs in a hedging transaction or as part of a straddle, conversion or other integrated transaction for U.S. federal income tax purposes. In addition, the summary does not address any U.S. or Mexican state or local tax considerations that may be relevant to a U.S. holder.
          The summary is based upon the federal income tax laws of the United States and Mexico as in effect on the date of this Form F-3, including the provisions of the income tax treaty between the United States and Mexico and protocols thereto (the “Tax Treaty”), all of which are subject to change, possibly with retroactive effect in the case of U.S. federal income tax law.
          Prospective investors in our Series B shares or ADSs should consult their own tax advisors as to the U.S., Mexican or other tax consequences of the purchase, ownership and disposition of the Series B shares or ADSs, including, in particular, the effect of any foreign, state or local tax laws and their entitlement to the benefits, if any, afforded by the Tax Treaty.
          For purposes of this summary, the term “non-Mexican holder” shall mean a holder that is not a resident of Mexico for tax purposes and that will not hold the Series B shares or ADSs or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment in Mexico.
          For purposes of Mexican taxation, the definition of residency is highly technical and residency arises in several situations. Generally an individual is a resident of Mexico if he or she has established his or her home in Mexico, or has his or her center of vital interest in Mexico and a corporation is a resident if it has its principal place of management or effective place of management in Mexico.
          In general, for U.S. federal income tax purposes, holders of ADSs will be treated as the beneficial owners of the Series B shares represented by those ADSs.

Taxation of Dividends
Mexican Tax Considerations
          Under Mexican Income Tax Law provisions, dividends paid to non-Mexican holders with respect to our Series B shares or ADSs are not subject to any Mexican withholding tax.
U.S. Federal Income Tax Considerations
          The gross amount of any distributions paid with respect to the Series B shares or ADSs, to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, generally will be includible in the gross income of a U.S. holder as dividend income on the date on which the distributions are received by the U.S. holder in the case of Series B shares or by the depositary in the case of ADSs. Such distributions will not be eligible for the dividends received deduction allowed to certain corporations under the U.S. Internal Revenue Code of 1986, as amended. To the extent that a distribution exceeds our current and accumulated earnings and profits, it will be treated as a non-taxable return of basis to the extent thereof, and thereafter as capital gain from the sale of Series B shares or ADSs. We do not expect to keep earnings and profits in accordance with U.S. federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend (as discussed below). Distributions, which will be made in pesos, will be includible in the income of a U.S. holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date they are received by the U.S. holder in the case of Series B shares or by the depositary in the case of ADSs, whether or not they are converted into U.S. dollars on that date. If such distributions are converted into U.S. dollars on the date of receipt, a U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of the distributions. U.S. holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any pesos received by a U.S. holder or depositary that are converted into U.S. dollars on a date subsequent to receipt.
          Dividends generally will be treated as income from foreign sources for U.S. foreign tax credit limitation purposes. Although dividends currently are not subject to Mexican withholding tax (see Taxation of Dividends — Mexican Tax Considerations, above), in the event that Mexico imposes a withholding tax in the future, a U.S. holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of such withholding tax. Additionally, if Mexican withholding tax is imposed in the future, a U.S. holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead be eligible to claim a deduction for U.S. federal income tax purposes in respect of such withheld tax, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and U.S. holders are urged to consult their own tax advisors in this regard.
          Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by a non-corporate U.S. holder in a taxable year beginning prior to January 1, 2011 with respect to the Series B shares or ADSs will be subject to taxation at a maximum rate of 15% if the dividends are “qualified dividends.” Dividends paid on the Series B shares or ADSs will be treated as qualified dividends if: (i) (A) the Series B shares or

ADSs are readily tradable on an established securities market in the United States, or (B) we are eligible for the benefits of a comprehensive tax treaty with the United States which the U.S. Treasury determines is satisfactory for purposes of this provision and which includes an exchange of information program, and (ii) we were not, in the year prior to the year in which the dividend was paid, and are not, in the years in which the dividend is paid, a passive foreign investment company (PFIC). The ADSs are listed on the New York Stock Exchange, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. In addition, the U.S. Treasury has determined that the Tax Treaty meets the requirements for reduced rates of taxation, and we believe we are eligible for the benefits of the Tax Treaty. Based on our audited financial statements and relevant market and stockholder data, we believe that we were not treated as a PFIC for U.S. federal income tax purposes with respect to our 2009 taxable year. Furthermore, based on our audited financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and stockholder data, we do not anticipate becoming a PFIC for our 2010 taxable year or future years, although there can be no assurance in this regard.
          The U.S. Treasury has announced its intention to promulgate rules pursuant to which holders of ADSs or common stock and intermediaries through whom such securities are held will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends. Because such procedures have not yet been issued, it is not clear whether we will be able to comply with them. Holders of ADSs and Series B shares should consult their own tax advisors regarding the availability of the reduced dividend tax rate in the light of their own particular circumstances.
Taxation of Dispositions of Shares or ADSs
Mexican Tax Considerations
          Gain on the sale or other disposition of ADSs by a non-Mexican holder will not be subject to any Mexican tax. Deposits and withdrawals of our Series B shares in exchange for ADSs will not give rise to Mexican tax or transfer duties.
          Gain on the sale of our Series B shares by a non-Mexican holder will generally not be subject to any Mexican tax if the transaction is carried out through the Mexican Stock Exchange or other securities markets approved by the Mexican Ministry of Finance, and provided certain requirements set forth by the Mexican Income Tax Law are complied with. Sales or other dispositions of Series B shares made in other circumstances generally would be subject to Mexican tax, except to the extent that a holder is eligible for benefits under an income tax treaty to which Mexico is a party.
          The tax exemption described in the previous paragraph will not be applicable to pre-negotiated trades executed through the facilities of a Mexican securities exchange. The exemption also will not be applicable in the case of a person or group of persons that, directly or indirectly, holds 10% or more of the shares representing our capital stock, or that holds a controlling interest in us, if in a period of 24 months, a sale of 10% or more of our fully paid shares, or of a controlling interest in us, is carried out through one or several simultaneous or successive transactions, including those carried out through derivative instruments or other similar transactions.
          For a nonresident corporation or individual that does not meet the requirements summarized above, proceeds obtained from the sale or disposition of shares will be subject to a 25% tax. Under certain circumstances, nonresident corporations and individuals, alternatively, may elect to pay a 20% tax on the gain obtained from the transaction.
          Under the Tax Treaty, a holder that is eligible to claim the benefits of the Tax Treaty will be exempt from Mexican tax on gains realized on a sale or other disposition of the Series B shares in a transaction that is not carried out through the Mexican Stock Exchange or such other approved securities markets, so long as the holder did not own, directly or indirectly, 25% or more of our capital stock (including ADSs) within the twelve-month period preceding such sale or other disposition and complies with certain requirements set forth by Mexican Income Tax Law.
          For non-Mexican holders that do not meet the requirements referred to above, gross income realized on the sale of the Series B shares will be subject to a 5% Mexican withholding tax if the transaction is carried out through the Mexican Stock Exchange. Alternatively, a non-Mexican holder can choose to be subject to a 20% withholding rate on the net gain obtained, as calculated pursuant to Mexican Income Tax Law provisions.
U.S. Tax Considerations
          Upon the sale or other disposition of the Series B shares or ADSs, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and such U.S. holder’s tax basis in the Series B shares or ADSs. Gain or loss recognized by a U.S. holder on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Series B shares or ADSs have been held for more than one year. Long-term capital gain recognized by a U.S. holder that is an individual is subject to lower rates of federal income taxation than ordinary income or short-term capital gain. The deduction of a capital loss is subject to limitations for U.S. federal income tax purposes.
          Deposits and withdrawals of Series B shares by U.S. holders in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes. A U.S. holder’s tax basis in such shares will be the same as its tax basis in such ADSs, and the holding period in such shares will be the same as the holding period for such ADSs.
          Gain, if any, realized by a U.S. holder on the sale or other disposition of the Series B shares or ADSs generally will be treated as U.S. source income for U.S. foreign tax credit purposes. Consequently, if a Mexican withholding tax is imposed on the sale or disposition of the Series B shares, a U.S. holder that does not receive significant foreign source income from other sources may not be able to derive effective U.S. foreign tax credit benefits in respect of these Mexican taxes. U.S. holders should consult their own tax advisors regarding the application of the foreign tax credit rules to their investment in, and disposition of, Series B shares or ADSs.
Other Mexican Taxes
          There are no Mexican inheritance, succession or value added taxes applicable to the ownership, transfer or disposition of the Series B shares or ADSs by non-Mexican holders; provided, however, that gratuitous transfers of the Series B shares or ADSs may in certain circumstances cause a Mexican federal tax to be imposed upon the recipient. There are no Mexican stamp, issue, registration or similar taxes or duties payable by non-Mexican holders of the Series B shares or ADSs.
U.S. Backup Withholding Tax and Information Reporting Requirements
          In general, information reporting requirements will apply to payments by a paying agent within the United States to a U.S. holder (other than certain exempt recipients) of dividends in respect of the Series B shares or ADSs or the proceeds received on the sale or other disposition of the Series B shares or ADSs, and a backup withholding tax may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number to the paying agent on a properly completed Internal Revenue Service W-9 or otherwise comply with the applicable requirements of the backup withholding rules. Amounts withheld as backup withholding tax will be creditable against the U.S. holder’s U.S. federal income tax liability, provided that the required information is furnished to the U.S. Internal Revenue Service.
U.S. Tax Consequences for Non-U.S. holders
Distributions
          A holder or beneficial owner of Series B shares or ADSs that is not a U.S. holder for U.S. federal income tax purposes (a “non-U.S. holder”) generally will not be subject to U.S. federal income or withholding tax on dividends received on Series B shares or ADSs.
Dispositions
          A non-U.S. holder of Series B shares or ADSs will not be subject to U.S. federal income or withholding tax on gain realized on the sale of Series B shares or ADSs, unless, in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.
Information reporting and backup withholding
          Although non-U.S. holders generally are exempt from backup withholding, a non-U.S. holder may be required to comply with certification and identification procedures in order to establish its exemption from information reporting and backup withholding.

SELLING STOCKHOLDERS
          Any selling stockholder may from time to time offer our Series B shares, directly or in the form of ADSs, for resale. We are registering these securities in order to permit selling stockholders to publicly offer in the United States these securities for resale from time to time. Any selling stockholder may sell all, some or none of the Series B shares and ADSs covered by this prospectus.
     Any such Series B shares or ADSs may only be offered, sold or traded in Mexico pursuant to (i) a public offering in accordance with the Mexican Securities Market Law and which is duly authorized by the CNBV, or (ii) pursuant to a private placement exemption set forth under Article 8 of the Mexican Securities Market Law.
          Information regarding any selling stockholder, the number of the securities being offered by the selling stockholder, and the change of its ownership percentage resulting from sale of such offered securities will be provided in the applicable prospectus supplement relating to that offer.

PLAN OF DISTRIBUTION
          At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities.
          We and/or any selling stockholder may sell securities in any of three ways: (1) through underwriters or dealers; (2) directly to one or a limited number of institutional purchasers; or (3) through agents. Each prospectus supplement with respect to a series of securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, information regarding any selling stockholders, the price of such securities and the net proceeds to us or to any selling stockholder from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.
          If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. We and/or any selling stockholder may offer the securities to the public either through underwriting syndicates of investment banking firms represented by managing underwriters, or directly through one or more such investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
          We and/or any selling stockholder may sell securities either directly to one or more institutional purchasers, or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us or any selling stockholder to such agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.
          If indicated in the applicable prospectus supplement, we and/or any selling stockholder will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement plus accrued interest, if any, pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Institutions with which such contracts may be made include commercial and saving banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all such cases we and any selling stockholder must approve such institutions. Such contracts will be subject only to those conditions set forth in such prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of those contracts.

          Agents and underwriters may be entitled under agreements entered into with us and/or any selling stockholder, to indemnification by us and/or any selling stockholder against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.
          Agents and underwriters may engage in transactions with us and/or any selling stockholder or perform services for us in the ordinary course of business.
          No securities will be publicly offered or traded in Mexico or otherwise be subject to brokerage activities in Mexico, except as permitted under Mexican law and specified in a supplement to this prospectus. This prospectus may not be publicly distributed in Mexico.

VALIDITY OF SECURITIES
          Unless otherwise specified in the applicable prospectus supplement, Bufete Robles Miaja, S.C. will provide an opinion regarding the validity of the Series B shares under Mexican law.
EXPERTS
          The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 20-F for the year ended December 31, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers S.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PriceWaterhouseCoopers is a member of the Instituto Mexicano de Contadores Públicos, A.C.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8. Indemnification of Directors and Officers.
          In accordance with the provisions of the Mexican Securities Market Law, (i) the responsibility to indemnify for the damages and losses caused to the company due to any lack of diligence of the members of the board of directors, or its Secretary or Alternate Secretary, regarding any actions or decisions of the board of directors or any failure of the board of directors to act or make a decision because the board of directors could not legally meet, and in general for any lack of diligence, may be limited pursuant to our by-laws and shall not, individually or in the aggregate, exceed the amount equivalent to the total of net fees received by such individuals from the company during the prior twelve months or (ii) any lack of loyalty as set forth in Articles 34, 35 and 36 of the Mexican Securities Market Law shall not be limited in any way pursuant to our by-laws or other stockholder resolutions; provided that, in each case under (i) and (ii) above, any directors involved in adopting such decisions or that caused the board not be able to legally meet, will be jointly and severally liable for the relevant indemnification obligations. Notwithstanding the foregoing, the limitation on the indemnification amount as set forth in this paragraph shall not be applicable in the event of fraud, willful misconduct, or illegal acts under the Securities Market Law and other laws.
          The Company, in any case, is required to indemnify and hold the relevant officers, members of the board of directors and the Secretary and Alternate Secretary harmless from any liability that they may incur with respect to third parties in the performance of their duties, which shall include (a) the indemnity amount to be paid for the damages caused by their acts to third parties and, (b) the expenses they may incur (including, without limitation, legal and advisory fees) in connection with item (a) of this paragraph, provided that such expenses are reasonable and duly documented, except in cases of fraud, willful misconduct, or illegal acts under the Securities Market Law and other laws.
Item 9. Exhibits.
1	Form of Underwriting Agreement*

4.1	Form of Deposit Agreement among the Company, The Bank of New York Mellon (as successor) and all registered holders from time to time of any American Depositary Receipts, including the form of American Depositary Receipt (incorporated by reference to our registration statement on Form F-1 (File No. 333-12486) filed on September 7, 2000).

5.1	Opinion of Bufete Robles Miaja, S.C. as to the validity of the Series B Shares

23.1	Consent of PricewaterhouseCoopers, S.C.

23.2	Consent of Bufete Robles Miaja, S.C. (included in Exhibit 5.1)

*  To be filed by amendment or incorporated by reference to a subsequently filed 6-K.

24.1	Powers of attorney (included in the signature pages of this registration statement)

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Item 10. Undertakings.
(a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
          (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

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Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;
          (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     i. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     ii. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section (10)(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and
          (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of a registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and (iv) any other communication that is an offer in the offering made by the registrant to the purchaser.

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     i. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     ii. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
          (7) The undersigned registrant hereby undertakes that:
     i. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
     ii. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on August 3, 2010.

GRUPO AEROPORTUARIO DEL SURESTE, S.A.B. DE C.V.
By:	/s/ Fernando Chico Pardo
	Name:	Fernando Chico Pardo
	Title:	Chief Executive Officer

By:	/s/ Adolfo Castro Rivas
	Name:	Adolfo Castro Rivas
	Title:	Chief Financial Officer

Power of Attorney
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Adolfo Castro Rivas and Claudio Góngora Morales, severally and individually, and each of them (with full power to each of them to act alone) his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement on Form F-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fernando Chico Pardo Fernando Chico Pardo	Chairman	August 3, 2010

Signature	Title	Date

/s/ Fernando Chico Pardo Fernando Chico Pardo	Director and Chief Executive Officer	August 3, 2010

/s/ Adolfo Castro Rivas Adolfo Castro Rivas	Chief Financial Officer and Chief Accounting Officer	August 3, 2010

/s/ Ricardo Guajardo Touché Ricardo Guajardo Touché	Director	August 3, 2010

/s/ Francisco Garza Zambrano Francisco Garza Zambrano	Director	August 3, 2010

/s/ Guillermo Ortiz Martínez Guillermo Ortiz Martínez	Director	August 3, 2010

/s/ Roberto Servitje Sendra Roberto Servitje Sendra	Director	August 3, 2010

/s/ Luis Chico Pardo Luis Chico Pardo	Director	August 3, 2010

/s/ Rasmus Christiansen Rasmus Christiansen	Director	August 3, 2010

Signature of Authorized Representative of Grupo Aeroportuario del Sureste, S.A.B. de C.V.
          Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Grupo Aeroportuario del Sureste, S.A.B. de C.V., has signed this registration statement or amendment thereto, as the case may be, on August 3, 2010.

Signature	Title

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States